UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
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                        Duck Head Apparel Company, Inc.
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                (Name of Registrant as Specified In Its Charter)


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



                                  PRESS RELEASE



                                             FOR ADDITIONAL INFORMATION CONTACT:

November 1, 2000                             K. Scott Grassmyer
Winder, Georgia                              770-307-4254



          DUCK HEAD APPAREL COMPANY, INC. TO RETAIN FINANCIAL ADVISOR,
      IMPLEMENT A STOCK REPURCHASE PROGRAM AND TERMINATE ITS SHAREHOLDERS
                                   RIGHTS PLAN



         Duck Head Apparel Company, Inc. (AMEX-DHA) announced today that it intends to take a series of steps for the purpose of maximizing value for its shareholders. The Company announced that it will retain an investment banking firm to provide independent advice with respect to strategic alternatives available to the Company and to make a recommendation to a special committee of the Board that will be formed for the purpose of exploring such alternatives.

         The Company further announced that it intends to institute a share repurchase program for up to $3 million of its outstanding shares. The timing and form of the share repurchase program will be determined by the Board after consultation with its advisors.

         Finally,   the  Company   announced   that  it  intends  to  amend  its
shareholders rights plan to provide that the rights will expire on March 31, 2001, unless redeemed earlier by the Company.

         In making these announcements, Bob Rockey, the Company's Chairman and CEO stated "We believe that the Company's current stock price does not reflect the Company's underlying value and have determined to take these steps in order to pursue our goal of maximizing value for our shareholders. Retaining an investment banking firm with significant experience in our industry will be an important step in determining what strategic alternatives may be available to realize increased value for our shareholders. Implementing a share repurchase at current share prices is a good investment for the Company and may provide some liquidity for shareholders. Finally, the decision to terminate the rights plan by March 31, 2000 will continue to provide protection from attempts to acquire control of the Company at unfair prices for the period of time that the Company believes will be needed by the Board to explore strategic alternatives. Of course, the Board has the ability to redeem the rights sooner if doing so will, in its judgment, enhance shareholder value."

         Duck Head Apparel Company, Inc., which was spun-off as a separate public reporting company on June 30, 2000 by Delta Woodside Industries, Inc., is headquartered in Winder, Georgia, and manufactures and sells men's and boys' apparel under the Duck Head(R) brand. The company, which employs about 500 people, operates a distribution center in Winder, GA, a garment assembly plant in Costa Rica and 26 retail outlet stores primarily in the southeastern United States.


         Statements in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on Duck Head Apparel's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations and the discovery of unknown conditions (such as with respect to environmental matters and similar items). Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. The Company does not undertake to publicly update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.


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